Exhibit 99.1

Glucotrack’s Innovative Blood Glucose Monitoring Concept Resonates with Patients with Diabetes, According to New Survey Presented at Association of Diabetes Care and Education Specialists (ADCES) 2024 Annual Conference

Glucotrack ADCES poster highlights over 50% of surveyed diabetes patients are open to new Continuous Blood Glucose Monitor concept

Rutherford, NJ, August 15, 2024 (GLOBE NEWSWIRE) -- Glucotrack, Inc. (Nasdaq: GCTK) (“Glucotrack” or the “Company”), a medical technology innovator focused on the design, development, and commercialization of novel technologies for people with diabetes, today announced new findings from a recent market research study evaluating the acceptance of its new Continuous Blood Glucose Monitor (CBGM) concept among people with insulin-requiring diabetes. The poster was presented at the Association of Diabetes Care and Education Specialists (ADCES) 2024 Annual Conference held Aug. 9-12, 2024, in New Orleans.

The study, conducted with a diverse group of participants, revealed that over 50% of respondents are open to adopting Glucotrack’s new CBGM concept – a small device placed under the skin. This technology is designed to offer continuous, accurate blood glucose monitoring for up to 3 years without the calibration, comfort and wearability challenges associated with traditional Continuous Glucose Monitor (CGM) approaches.

Key features that garnered the most interest include the long-term sensor life (2-year sensor-life was tested during the study), the absence of a wearable component, and the provision of real-time blood glucose readings. These top three appealing aspects were consistent across all segments of respondents.

The study included 757 respondents with intensive insulin therapy (49% type 1 diabetes and 51% type 2 diabetes), comprised of current CGM users (67%), non-users (25%) and ex-users (8%). Respondents used various insulin delivery methods: multiple daily injections (60%) and insulin pump (40%, including 21% automated insulin delivery or AID and 19% non-AID).

“This market research shows us that there is clear need for innovation in continuous glucose monitoring and that Glucotrack’s innovative approach has tremendous market potential as it addresses unmet needs,” said Paul Goode, President & CEO at Glucotrack. “Our goal has always been to develop innovative solutions that improve the quality of life for people with diabetes. The insights gained from this study will be invaluable as we continue to refine our CBGM technology to better meet the needs of our users.”

The new CBGM concept represents a significant advancement in diabetes management, offering a more convenient and less intrusive way for individuals to monitor their blood glucose levels. Glucotrack remains committed to leveraging cutting-edge technology to empower people with diabetes to live healthier, more independent lives.

Glucotrack, Inc. has recently made significant strides in its clinical progress. The company successfully completed a 60-day long-term preclinical study of its implantable CGM, demonstrating the feasibility of glucose monitoring in the epidural space. Additionally, a 90-day preclinical study confirmed the sustained accuracy of its CBGM, with a mean absolute relative difference of 4.7%, which is considered highly accurate for a continuous glucose monitor. These advancements pave the way for upcoming human clinical trials that the company plans to initiate later this year, marking a crucial step towards providing a more convenient and discreet glucose monitoring solution for people with diabetes.

For more information about Glucotrack’s CBGM, visit glucotrack.com.

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About Glucotrack, Inc.

Glucotrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous blood glucose monitoring system for people living with diabetes.

Glucotrack’s CBGM is a long-term, implantable system that continually measures blood glucose levels with a sensor longevity of 2+ years, no on-body wearable component and with minimal calibration. For more information, please visit http://www.glucotrack.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, management. These statements relate only to events as of the date on which the statements are made, and Glucotrack undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Glucotrack will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Readers are cautioned that certain important factors may affect Glucotrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect Glucotrack’s results include, but are not limited to, the ability of Glucotrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to the receipt (and timing) of regulatory approvals (including U.S. Food and Drug Administration approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to Glucotrack’s future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in Glucotrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 28, 2024.

Contacts:

Investor Relations:

investors@glucotrack.com

Media:

GlucotrackPR@icrinc.com